Exhibit 99.1

Nuvilex Accelerates Development of Treatments for Cancer and Diabetes

With New Corporate Management Structure

Kenneth L. Waggoner Appointed Chief Executive Officer and President

Dr. Robert F. Ryan Appointed Chief Science Officer

Silver Spring, MD, November 25, 2013 – Nuvilex, Inc. (OTCQB: NVLX), a biotech company developing therapies for cancer, diabetes and other diseases based upon its live-cell encapsulation platform, today announced that Kenneth L. Waggoner, Esq. has been appointed Chief Executive Officer and President and that Dr. Robert F. Ryan, M.S., Ph.D., has been appointed Chief Science Officer.

Mr. Waggoner will head the day to day operations of Nuvilex and provide its strategic direction and corporate focus. Mr. Waggoner, a well-known attorney and recognized leader in the chemical, petroleum and telecommunications industries, will apply his business expertise to strengthen the management team and will focus on bringing Nuvilex’s products to market. “I’m delighted to be taking on this role with Nuvilex and look forward to maximizing the value of Nuvilex for both patients and shareholders,” said Mr. Waggoner. “With the recent acquisition of the exclusive, worldwide licenses to use the cellulose-based live-cell encapsulation technology for the development of treatments for cancer and diabetes, Nuvilex is in a strong position and poised to bring new therapies for these devastating diseases to market,” Mr. Waggoner went on to say, “The Nuvilex portfolio is diverse and wide-ranging, and we are fortunate to have Dr. Ryan now able to focus all of his time and efforts on advancing the live-cell encapsulation technology. Dr. Ryan’s role as the Chief Science Officer of Nuvilex will allow him to concentrate on our preparations for late stage clinical trials for pancreatic cancer, while at the same time advancing our assets in additional scientific endeavors. This includes utilizing live-cell encapsulation technology to treat diabetes and to address the vast opportunities emerging in the medical marijuana arena,” noted Mr. Waggoner.

“The Nuvilex Board is pleased that Mr. Waggoner has joined Nuvilex and is committed to working with us to realize the potential opportunities our major assets will provide to the shareholders of Nuvilex. We are now able to focus our attention on the development of life-saving, cutting edge biotechnology products,” said Patricia Gruden, Chairman and Chief Financial Officer of Nuvilex. “Mr. Waggoner’s track record of involvement with other start-up and well established companies is very impressive, and we are confident Nuvilex has selected the right person to lead us to the next level of our growth as we strive to become a major biotechnology company capable of providing dramatic changes in the way cancer and diabetes will be treated in the future.”

“Dr. Ryan has been instrumental in acquiring and shaping the live-cell encapsulation platform for Nuvilex and, in his new role, he will continue to optimize this core technology and manage our late-stage clinical trials in advanced pancreatic cancer. As the Chief Science Officer of Nuvilex, Dr. Ryan will now be able to dedicate all of his efforts and lead Nuvilex in the development of this and other potential medical breakthrough technologies. Dr. Ryan’s appointment as the Chief Science Officer is consistent with the strategic direction that other large pharmaceutical companies follow that have matured and are on the cusp of a potential major medical breakthrough,” added Ms. Gruden.

Mr. Waggoner started his career as a private practice attorney. Notably he was a partner with Brobeck, Phleger and Harrison, named one of the top two law firms worldwide that provide services to biotechnology clients including Chiron, Amgen, Biogen Idec, Sangamo, Ligand, DepoTech and many others. He was the Managing Partner of Brobeck’s Los Angeles office. Mr. Waggoner was also a member of the Executive Committee for eight years and on the Policy Committee for many years managing worldwide operations with annual revenues in excess of $750,000,000.

Further highlights of Mr. Waggoner’s career include leadership and legal positions with several start-up companies during the last several years as well as working with Fortune 500 companies most of his professional career. During his tenure with Chevron, Mr. Waggoner served as its Vice President and General Counsel responsible for the overall management of legal services to the North American, Latin American, Europe and Asian Products Companies.  At Chevron he led a successful restructuring of the company’s international Legal Department.

Mr. Waggoner received his Juris Doctorate. with honors in 1973 from Loyola University School of Law in Los Angeles and his Bachelor of Arts degree in Political Science with honors in 1970 from California State University at Long Beach.

About Nuvilex:

New: Nuvilex is a biotechnology company developing treatments for cancer and diabetes that are based on a novel cellulose-based, live-cell encapsulation technology. The company’s treatment for advanced inoperable pancreatic cancer couples the anti-cancer prodrug, ifosfamide, with encapsulated live cells that effectively convert ifosfamide into its “cancer-killing” form. By using this combination treatment, significantly fewer side effects from ifosfamide can be realized than with standard administration of the prodrug. Nuvilex’s subsidiary, Medical Marijuana Sciences, Inc., is dedicated to the development of cancer treatments that are based on constituents of Cannabis. For more information visit: www.nuvilex.com

Investor Relations Contact:

Marlin Molinaro

Marmel Communications, LLC

Ph: (702) 434-8692

mmolinarofc@aol.com

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Safe Harbor:

This press release may contain forward-looking statements regarding Nuvilex, its future events and results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding Nuvilex’s financial position, business strategy, plans and objectives of management for future operations, business conditions and indebtedness covenant compliance are forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the control of Nuvilex) that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the following: general economic or business conditions, nationally and/or in the communities in which Nuvilex conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; our ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism and other economic, competitive, governmental, regulatory and technical factors affecting the operations, products, services and prices of Nuvilex.

Nuvilex has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nuvilex. Nuvilex does not assume any obligations to update any of these forward-looking statements.

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